Exhibit 21.1

                       BROADVISION, INC. AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT

*        BroadVision Switzerland, A.G., organized under the laws of Switzerland

*        BroadVision Franc, S.A., organized under the laws of France

*        BroadVision Germany GmBH, organized under the laws of Germany

*        BroadVision U.K., Ltd., organized under the laws of the United Kingdom

*        BroadVision Nipon Japan, organized under the laws of Japan

*        BroadVision B.V., organized under the laws of the Netherlands

* BroadVision Asia Pacific Ltd., organized under the Companies Ordinance of Hong Kong



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